UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

January 23, 2019

(Date of earliest event reported)

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

14100 NW 57th Court		33014
Miami Lakes, Florida		(Zip Code)
(Address of principal executive offices)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, in December 2015, a class action was filed in the United States District Court for the Southern District of Florida against ERBA Diagnostics, Inc. (the “Company”) and certain of its current or former executive officers. The original Complaint was replaced by an Amended Complaint that added, as defendants, certain other of the Company’s former executive officers, the Company’s executive chairman, the entity that is the Company’s majority stockholder (ERBA Diagnostics Mannheim GmbH), the company that owns the majority stockholder (Transasia Bio-medicals Ltd.), and the Company’s independent registered public accounting firm at the time the Amended Complaint was filed (Mayer Hoffman McCann P.C.). The Amended Complaint alleged generally that during the purported class period of June 14, 2013 through November 20, 2015, the Company and the other Company-related defendants knowingly or recklessly disseminated or approved statements about the Company’s financial position and results of operations, business operations, and prospects that were materially false and misleading or lacked a reasonable basis. The Amended Complaint asserted claims for violations of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Securities Exchange Act of 1934 and sought damages in the amount that the class members allegedly lost on account of the allegedly false and misleading statements.

As previously reported, the Company, together with those of its current and former officers and directors who were named as defendants and served, filed a motion to dismiss the Amended Complaint; the Company’s former auditors also moved to dismiss. As previously reported, on February 16, 2017, the court heard oral argument on the motions to dismiss. At the conclusion of the hearing, the judge ruled from the bench (i) granting the motions to dismiss; (ii) denying the plaintiff’s request for permission further to amend the Amended Complaint; and (iii) dismissing the case. As previously reported, on March 23, 2017, the plaintiff filed a Notice of Appeal to the United States Court of Appeals for the Eleventh Circuit.

As previously reported, on June 28, 2018, the Company, the other named defendants and the plaintiff entered into a Stipulation of Settlement pursuant to which the parties agreed to settle and resolve this matter, subject to court approval, for a settlement amount equal to $1,215,000, of which $1,100,000 was paid by the Company and the Company’s current and former officers and directors named as defendants, and $115,000 was paid by Mayer Hoffman McCann P.C. The settlement amount paid by the Company and the Company’s current and former officers and directors was within the limits of the Company’s insurance coverage and was paid directly by the Company’s insurance provider. As consideration for the payment of the settlement amount, the plaintiff agreed, on behalf of himself and the settlement class, to release any and all claims related to the subject matter of the Amended Complaint and such additional claims as set forth in further detail therein.

As previously reported, on September 28, 2018, the district court entered an order granting the plaintiff’s motion for preliminary approval of the class action settlement. The preliminary approval was subject to further consideration at a final approval hearing which the district court originally scheduled for December 12, 2018. As previously reported, on October 1, 2018, the plaintiff filed an unopposed motion to adjourn the final approval hearing requesting that the final approval hearing be moved to a date no earlier than January 11, 2019. As previously reported, on October 2, 2018, the district court entered an endorsed order granting the plaintiff’s motion and scheduled the final approval hearing to be held on January 23, 2019. Notices of the settlement were sent to class members and class members were given the opportunity to object to or opt out of the settlement.

On January 23, 2019, at the final approval hearing, there were no requests for exclusions and no objections to the settlement by any class members. The judge ruled from the bench approving the settlement and finding that the settlement is fair, adequate and reasonable. The Company anticipates the judge will shortly issue a final judgment and order closing the case.

The Company, its current and former directors and officers and all of the defendants in this action denied and continue to deny that any of them violated any laws or committed any wrongdoing whatsoever, and the Stipulation of Settlement should not be deemed to be an admission, concession, or finding of any fault, liability, or wrongdoing whatsoever by any of the defendants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERBA DIAGNOSTICS, INC.

Dated: January 29, 2019	By:	/s/ David Barka
David Barka,
Interim Chief Executive Officer